Exhibit 10.3

Hercules Capital, Inc.

Amended and Restated 2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement

[__________] (the “Participant”) (i) acknowledges receipt of an award (the “Award”) of restricted stock units from Hercules Capital, Inc. (the “Company”) under the Amended and Restated 2018 Equity Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan; (ii) further acknowledges receipt of a copy of the Plan as in effect on the date hereof and the currently effective prospectus relating to such Plan; and (iii) agrees with the Company as follows:

1.

Effective Date. This Restricted Stock Unit Award Agreement (the “Agreement”) shall take effect as of [________], which is the date of grant of the Award as specified in Section 14 of the Plan and as approved by the Securities and Exchange Commission in the applicable Exemptive Order.

2.	Restricted Stock Unit. The Participant has been granted [______] restricted stock units (“RSUs”).

3.

Settlement of Award. Except as otherwise provided in this Agreement, and subject to the Participant’s Continuous Service, as defined in the Plan, with the Company or an Affiliate (“Affiliate(s)”), the Company will settle the vested portion of the Award by delivering to the Participant a number of shares of common stock of the Company (the “Shares”) equal to the number of RSUs subject to the Award as soon as reasonably practicable, and in no event later than thirty (30) days following, the Settlement Date (as defined in Section 10 below).

4.

Meaning of Certain Terms; Plan Controls. The Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference with the same effect as if set forth herein in full, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. The Award is subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law. Unless otherwise stated herein, capitalized terms used herein have the meanings set forth in the Plan. The term "vest" as used herein with respect to any Share means the lapsing of the forfeiture restrictions described herein with respect to such Share.

5.	Nontransferability of RSUs. The RSUs acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of.

6.

Forfeiture Risk. If the Participant ceases to be an employee of the Company and its Affiliates for any reason, other than as provided in Section 7 below, any then outstanding and unvested RSUs shall be automatically and immediately forfeited with no compensation due to the Participant.

7.

Vesting of RSUs. The RSUs shall vest, subject to the terms of this Agreement, in accordance with the provisions of this Paragraph 7. The Company’s Board of Directors (the “Board”) or Compensation Committee (the “Committee”) will determine the vesting dates at the time of grant (each such date, a “Vesting Date”), as set forth on Schedule A hereto.

Notwithstanding the foregoing, no RSUs shall vest on any Vesting Date if the Participant terminates Continuous Service prior to such Vesting Date; provided, however, that upon the death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)) of the Participant or the consummation of a Covered Transaction, as defined in the Plan, the Award shall vest in full. In the event of a Covered Transaction, but only to the extent permissible under Code Section 409A and the regulations promulgated thereunder, the Company may require that any settlement in respect of outstanding RSUs be placed in escrow or otherwise made subject to such restrictions or other provisions as the Company deems appropriate to carry out the intent of the Plan, provided, that any such escrow or other restrictions or provisions shall not cause the RSUs, or the settlement thereof, to be out of compliance with Code Section 409A and the regulations promulgated thereunder or not be exempt from Code Section 409A and the regulations promulgated thereunder. References in this Agreement to the Shares shall refer, mutatis mutandis, to any such restricted amounts.

8.

Dividend Shares, etc. The Participant shall be entitled to receive dividend equivalents on all outstanding RSUs payable in shares of Stock. Any such dividend equivalents shall be credited, and shall be deemed to be hypothetically reinvested at fair market value in shares of Stock, on the date on which any such dividend is paid by the Company on its Stock (“Dividend Shares”).  Dividend Shares shall be deemed to constitute outstanding shares for purposes of subsequent dividend payments by the Company.  Dividend Shares shall be settled and delivered on the date that the RSUs to which they relate are settled and delivered if, and only to the extent that, the related RSU vests.  To the extent that all or any portion of the related RSU does not vest or is forfeited any Dividend Shares corresponding to the portion of the RSU that does not vest or is forfeited shall similarly not vest and be forfeited by the Participant without any compensation therefore.

9.

Sale of Vested Shares. The Participant shall be free to sell any Share once it has been transferred to the Participant in settlement of any vested RSU, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the settlement of such RSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

10.

Deferred Settlement. Settlement of the Award shall be deferred until [____] (the “Fixed Settlement Date”). Notwithstanding the foregoing, upon (i) the Participant’s termination of Continuous Service (provided that such termination constitutes a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder), (ii) death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)) or (iii) the consummation of a Covered Transaction (provided that such Covered Transaction constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Code Section 409A and the regulations promulgated thereunder) (any such date, the “Termination/Transaction Settlement Date”), the vested portion of the Award shall be settled as soon as reasonably practicable following the date of such termination, death, disability or Covered Transaction, but in no event more than thirty (30) days following such date; provided, however, that if the Participant is terminated for Cause (as defined below) during any such deferral period, the entire Award (including both the vested and unvested portions) shall be immediately forfeited with no compensation due to the Participant. Each of the Fixed Settlement Date and the Termination/Transaction Settlement Date are sometimes referred to herein as the “Settlement Date.”

For purposes of the Award, “Cause” means, (a) if the Participant is party to an effective employment, consulting, severance or similar agreement with the Company or any of its Affiliates, the meaning of such term as defined therein; (b) if the Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or similar agreement, “Cause” means (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Affiliates; (iii) the commission of a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; or the commission of any crime involving the Company or its Affiliates; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Participant’s employment agreement (if any) with the Company or its Affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant; (vii) any illegal act detrimental to the Company or its Affiliates; or (viii) repeated failure to devote substantially all of the Participant’s business time and efforts to the Company.

The Award represents an unfunded and unsecured promise on behalf of the Company. The right of any Participant to receive settlement of the Award from the Company shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

11.

Code Section 409A. Awards under the Plan are intended either to qualify for an exemption from Code Section 409A or to comply with the requirements thereof, and shall be construed accordingly. Notwithstanding anything in the Plan or any Award or agreement thereunder to the contrary, any settlement, payments or benefits due under the Plan or any Award or agreement thereunder that constitute non-exempt “deferred compensation” (as defined in Code Section 409A) that are otherwise payable by reason of a termination of Continuous Service will not be settled, paid or provided until a Participant has undergone a “separation from service” (as defined in Code Section 409A) and if a settlement, payment or benefit provided for in the Plan or any Award or agreement thereunder would be subject to additional tax under Code Section 409A if settled, paid or provided within six (6) months after a Participant’s separation from service, then such settlement, payment or benefit shall not be settled, paid or provided during the six-month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any settlement, payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Code Section 409A shall instead be settled, paid or provided in a lump sum payment on the first day following the termination of such six-month period or, if earlier, within ten days following the date of the Participant’s death. A Participant’s right to receive any installment settlements or payments under the Plan shall be treated as a right to receive a series of separate payments and accordingly, each such installment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. None of the Company, its Affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by any Participant as a result of the application of Code Section 409A. To the extent that any Participant is entitled to any reimbursement of expenses or in-kind benefits that are includable in the Participant’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. A Participant’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

12.

Certain Tax Matters. The Participant expressly acknowledges the vesting or settlement of the RSUs acquired hereunder (including, without limitation, any Dividend Shares) may give rise to "wages" subject to withholding. The Participant expressly acknowledges and agrees that the rights hereunder are subject to the Participant promptly paying to the Company in cash (or by such other means as may be acceptable to the Committee in its discretion, including by the delivery of previously acquired Shares or by the withholding of Shares from the settlement of any RSU hereunder) all taxes required to be withheld in connection with the settlement of the Award.

13.

Investment Company Act of 1940. The Participant hereby acknowledges and agrees that, pursuant to Sections 4(F) and 15 of the Plan, the Award of RSUs hereunder may be cancelled or modified by the Company if such Award, at any time and for any reason, would cause the Company to violate or contravene any applicable provision of the Investment Company Act of 1940, as amended (and/or the applicable rules and regulations promulgated thereunder). Any such cancellation or modification shall be effective and binding on the Participant immediately upon notification thereof.

14.

Certain Changes; Rights as a Stockholder. The number and class of shares of Stock or other securities which are distributable to the Participant with respect to any RSU covered by this Award shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Stock resulting from a stock split, spin-off, split-off, recapitalization, capital reorganization, reclassification of shares of Stock, merger or consolidation, or any like capital adjustment, or the payment of any Stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock, in each case as determined by the Board or the Committee.

15.

Additional Restrictions; Amendments; No Right to Continuous Service. The Company may impose additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any Stock if such action violates any provision of any law or regulation of any governmental authority or national securities exchange. The Company may amend the terms of this Award to the extent that it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Board or the Committee. Nothing in this Award shall confer on the Participant the right, express or implied, to continued Continuous Service or interfere in any way with the absolute right of the Company or its Affiliates to terminate the Participant’s Continuous Service at any time.

16.

Cooperation Following Termination of Continuous Service. The Participant agrees to cooperate with the Company and its Affiliates following the termination of the Participant’s Continuous Service for any reason by making himself/herself reasonably available to testify on behalf of the Company and its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company and its Affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the Company’s and its Affiliates’ representatives or counsel as requested; provided, however, that such cooperation or participation does not materially interfere with the Participant’s then current professional activities. The Company agrees to reimburse the Participant, on an after-tax basis, for all reasonable expenses actually incurred in connection with his or her provision of testimony or assistance.

Schedule A

to the Hercules Capital, Inc.

Amended and Restated 2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Vesting:	[__________]